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                                                              Exhibit 2.14(d)(2)

                   FIRST AMENDMENT TO REORGANIZATION AGREEMENT

         This First Amendment to Reorganization Agreement (this "AMENDMENT") is made and entered into as of this 30th day of June, 2001, between Charter Communications, Inc. ("CCI") and Falcon Cable Systems Company II, L.P. ("FALCON"), on the one hand, and TCI Cablevision Of Nevada, Inc. ("TCIC-NV") and TCI West, Inc. ("TCI CABLE PARENT"), on the other.

                                    RECITALS

         A. CCI, TCIC-NV and TCI Parent entered into a Reorganization Agreement ("AGREEMENT") as of the 26th day of February, 2001.

         B. The Reorganization Agreement was deemed amended in accordance with the terms of that Agreement Regarding Closing Matters dated as of the same date among CCI, and certain of its affiliates, and AT&T Broadband, LLC, and certain of its affiliates, which amendments were described in that letter dated May 30, 2001, among CCI, TCIC-NV, TCI Cable Parent and certain of their respective affiliates.

         C. CCI has assigned all of its rights and obligations under the Reorganization Agreement to Falcon.

         D. The parties to this Amendment wish to amend the Agreement, as more fully set forth herein.


                                   AGREEMENTS

            In consideration of the above recitals and the mutual agreements stated in this Amendment, the parties agree as follows:

         1. Defined Terms. Capitalized terms used herein, but not otherwise modified or defined herein, shall have the meanings ascribed to such terms in the Agreement.

         2. Parties to the Agreement. Falcon shall be a party to the Agreement and shall have all of the rights and obligations of "BUYER" thereunder.

         3. Vehicle Title Certificates. Seller shall obtain and deliver to Buyer promptly after closing the vehicle title certificates and, if required, bills of sale, for the following vehicles described in Exhibit A attached to this Amendment. In addition, Seller will execute and deliver to Buyer, for no additional consideration and at no additional cost to Buyer, such certificates, bills of sale, or other documents as may be reasonably necessary to give full effect to transfer of vehicles required by the Agreement.

         4. Copyright Filings. Seller hereby agrees to file, at its expense, all Copyright Statements of Account with respect to the Systems for the 2001/1 filing period as and when due under applicable law.

         5. Forest Service Property. With respect to the Real Property which is the subject of the following rights of way and permit, Seller represents and warrants that Seller has the valid and enforceable right to use and occupy the Real Property, and all
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improvements thereon owned by Seller and included in the Assets, in each case free and clear of all Encumbrances except Permitted Encumbrances:

            a) United States Forest Service, as successor to Bureau of Land Management Decision dated June 1, 1979, Granting Right of Way to TCI of Reno, as successor to Teleprompter of Reno (tower site, No. of
            Grant: N-20462);

            b) United States Forest Service Special Use Permit granted to TCI Cablevision of Nevada, Inc., dated March 29, 1991 (Slide Mountain Tower Site, Sec 30, T17N, R19E, MDBM, Washoe County, NV);

            c) United States Forest Service, as successor to Bureau of Land Management Decision dated August 29, 1979, Granting Right of Way to TCI of Reno, as successor to Teleprompter of Reno (No. of Grant:
            N-24529); and

            d) United States Forest Service, as successor to Bureau of Land Management Decision dated September 17, 1979, Granting Right of Way to TCI of Reno, as successor to Teleprompter of Reno (tower site, No. of Grant: N-20471).

With respect to the foregoing interests in Real Property, Seller is not in breach or default of any terms or conditions of any written instrument relating thereto and, to Seller's Knowledge, no other party thereto is in material breach or default of any terms or conditions of any such written instrument.

         6. Schedules. Schedules 1.21, 1.38, 4.3, 4.5, 4.6, 4.7 and 4.9 to the
Agreement are hereby amended and restated in their entirety, as of February 26, 2001 (except for changes made since such date in compliance with the Agreement), and as of the Closing, as set forth in Exhibit B attached to this Amendment.

         7. Waiver of Conditions. Buyer hereby waives the condition to its obligation to consummate the transactions contemplated by the Agreement set forth in Section 7.2.8 of the Agreement.

         8. Relationship to the Agreement. This Amendment supersedes any inconsistent provisions contained in the Agreement. Except as amended hereby, the Agreement remains in full force and effect.

         9. Opinions; Exhibits. The parties shall amend the Exhibits to the Agreement as appropriate to reflect this Amendment.

         10. Choice of Law. This Amendment and the rights of the parties under it will be governed by and construed in all respects in accordance with the laws of the state of Delaware, without regard to the conflicts of laws rules of Delaware.

         11. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original. This Amendment will become binding when one or more counterparts, individually or taken together, bear the signatures of all parties to this Amendment. Delivery of an executed signature page of this Amendment by facsimile transmission will constitute effective and binding execution and delivery of this Amendment.


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                            [SIGNATURE PAGE FOLLOWS]



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         The parties have executed this Amendment as of the day and year first above written.


                              CHARTER COMMUNICATIONS, INC.

                              FALCON CABLE SYSTEMS COMPANY II, L.P.

                              By: Charter Communications CC VII, LLC, as
                                  General Partner



                              Each By: /s/ Marcy Lifton
                                       -----------------------------------------
                              Name: Marcy Lifton
                              Title: Vice President


                              TCI CABLEVISION OF NEVADA, INC.

                              TCI WEST, INC.



                              Each by: /s/ Alfredo Di Blasio
                                       -----------------------------------------
                              Name:      Alfredo Di Blasio
                              Title:     Vice President


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                                    EXHIBIT A

                          VEHICLE CERTIFICATES OF TITLE

None

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                                    EXHIBIT B

            AMENDED SCHEDULES 1.21, 1.38, 4.3, 4.5, 4.6, 4.7 AND 4.9



                                    Attached